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                        TOP AIR MANUFACTURING, INC.

       EXHIBIT 11 - COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                              Column A          Column B     Column C
                              Weighted                       Income
                              Average                        (Loss) Per
                              Number of         Net          Common
                              Shares            Income       Share
                              Outstanding<F*>   (Loss)       (B/A)
                              ---------------   ----------   ----------
Three months ended:
  August 31, 1995             3,784,472         (112,879)       (.03)
  August 31, 1994             3,174,281         (155,266)       (.05)

                                                 Three Months Ended
                                                      August 31,
                                                1995           1994
                                                --------    ----------
<F*>Computation of weighted average number
    of common shares outstanding and common
    equivalent shares:
  Common shares outstanding at the
    beginning of the period                     3,174,433   3,174,100
Weighted average of common shares
    issued during the period                      610,039         181

Weighted average of the common
    equivalent shares attributable to
    stock options granted, computed under
    the treasury stock method<F#>                     --          --
                                                ---------   ---------

  Weighted average number of common and
    common equivalent shares                    3,784,472   3,174,281
                                                =========   =========

<F#>The stock options have not been included because they are anti-
dilutive.
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